EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-100801 and No. 333-143402 on Form S-8 of Franklin Resources, Inc. of our report dated September 15, 2017, appearing in this Annual Report on Form 11-K of the Franklin Resources, Inc. 1998 Employee Stock Investment Plan for the year ended July 31, 2017.

/s/ Moss Adams LLP
San Francisco, California
September 15, 2017